MONOCACY BANCSHARES, INC. AND SUBSIDIARY          EXHIBIT 11.0


                      Information used in the computation
                         of net income per common share

                                                                     Nine Months Ended          Three Months Ended
                                                                      September 30,                September 30,

                                                                1996             1995           1996            1995
                                                                ----             ----           ----            ----
Net income                                                  $1,278,643       $1,891,597       $308,444        $648,982
                                                            ==========      ===========       ========        ========
Weighted average common shares outstanding                   1,459,958        1,318,973      1,462,734       1,321,166
                                                             =========        =========      =========       =========

Net income per common share                                      $.88           $1.43           $.21            $.49
                                                                 ====           =====           ====            ====

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